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Exhibit 99.11

June 13, 2002
Trading Symbol: MIVT:OTCBB

MIV THERAPEUTICS, INC. ANNOUNCES JOINT VENTURE AGREEMENT ON CARDIOVASCULAR DISEASE TECHNOLOGIES

Vancouver, B.C.  June 13, 2002

MIV Therapeutics, Inc. (MIVT:OTCBB) and Endovasc Ltd., Inc. (ENDV:OTCBB) announced that they have entered into an agreement to form a 50/50 joint venture for the development of therapeutics and stent technologies.

This joint venture will be focused on developing Endovasc's

ANGIOGENIX TM coating products
LIPROSTIN(TM)resorbable biodegradable stent and catheter technology

As a result of this proposed Joint Venture (JV), Endovasc shall contribute these technologies, which have a deemed JV value of U.S. $2,500,000, for research already performed. MIVT's corresponding contribution, in addition to its stainless steel stents, will be to seek and secure private and/or public funding for the JV. Certain allowances with respect to the exact percentage of ownership of the JV may be made to comply with any tax regulations and available tax credits.

Endovasc recently announced that a second patent has been granted by the U.S. Patent and Trademark Office (USPTO) for its biodegradable stent, "Prosthesis with Biodegradable Surface Coating and Method for Making Same" (U.S. Patent 6,395,023), which will be licensed to the J.V.

In March 2002, Endovasc announced that the (USPTO) granted a Notice of Allowance for ANGIOGENIX(TM), a trademark for the Company's Nicotine Receptor Agonist
(NRA) angiogenic product. Endovasc holds the worldwide, exclusive license from Stanford University for their unique discovery of nicotine as an angiogenic (new blood vessel growth) agent. The J.V. will also develop coatings for stents that after implantation will stimulate angiogenesis in ischemic (diminished blood supply), zones of the heart and peripheral vessels.

Endovasc Ltd. Inc. is a biotechnology company focused in the area of cardiovascular disease, pioneering drug delivery technology designed to deliver and release drugs to their intended targets in an efficient and controlled manner. The Company's products and processes include: Liprostin(TM), ANGIOGENIX(TM)(Nicotine Receptor Agonist), PROStent(TM)stent-coating technology, and a biodegradable resorbable prosthesis.

Endovasc Chairman and CEO, David P. Summers said; "MIV Therapeutics Inc., ideally gives us the stent platforms to exploit our proven anti-restenosis, our angiogenic and angio-myogenesis agents in controlled drug release modalities for the next wave of cardiovascular therapeutics."
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MIVT Pres./CEO Alan Lindsay states, "This is the genesis of a creative relationship and we feel this strategic partnership will assert itself upon an industry that is demanding solutions for restenosis (the recurrence of arterial blockage). Major competitors are scrambling for prescriptive solutions but innovative research is pursuing less cytotoxic (cell destructive) therapeutic alternatives. This is a nascent and evolving industry with as yet, unrealized potential. We feel our MIVT laser-cut coronary stent is an ideal vehicle for Endovasc's portfolio of stent and stent enhancement technologies. This joint venture will extract and synthesize the respective qualities of our research".

MIV Therapeutics Inc. is a bio-medical development company that has manufactures a proprietary stainless-steel coronary stent. MIVT is focused on the development of biocompatible coatings and delivery of therapeutics on medical devices.


For further information:
Daniel Byrne
1-888-998-8886
WWW.MIVI.CA
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THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
THE UNITED STATES SECURITIES ACT OF 1933 WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. SUCH RISKS AND UNCERTAINTIES ARE DESCRIBED IN THE COMPANY'S FILINGS WITH THE UNITED STATES SECURITIES EXCHANGE COMMISSION.